Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules and attachments hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of January 10, 2016, is among:

(a)                                 Arch Coal, Inc. (“Arch Coal”);

(b)                                 the direct and indirect wholly-owned subsidiaries that are guarantors under the First Lien Credit Agreement (as defined below) (the “Guarantors” and, together with Arch Coal, collectively, the “Company”);

(c)                                  each of the undersigned term lenders (the “Consenting Lenders”) under that certain Amended and Restated Credit Agreement, dated as of June 14, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among Arch Coal, as borrower, the Guarantors, the lenders party thereto (the “First Lien Lenders”), and Wilmington Trust National Association, as successor term loan administrative agent and successor collateral agent under the First Lien Credit Agreement (in such capacities, the “First Lien Agent”);

The Company and the Consenting Lenders are each referred to herein as a “Party” and collectively are referred to herein as the “Parties”.

RECITALS

WHEREAS, the Parties wish to reorganize and recapitalize the Company in accordance with a pre-arranged chapter 11 plan of reorganization (the “Plan”) that implements a restructuring (the “Restructuring”) on the terms and conditions set forth in the term sheet attached hereto as Exhibit A (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Term Sheet”);

WHEREAS, in order to effectuate the Restructuring, the Company intends to file petitions commencing (the date of commencement being the “Petition Date”) voluntary cases (the “Bankruptcy Cases”) under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”); and

WHEREAS, this Agreement is the product of arm’s-length, good faith negotiations among the Parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

AGREEMENT

Section 1.                                          Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

(a)                                 “Claim” means any “claim” (as such term is defined in section 101(5) of the Bankruptcy Code) against Arch Coal or any of its subsidiaries.

(b)                                 “DIP Credit Agreement” means the credit agreement to be in form and substance consistent with the DIP Term Sheet among Arch Coal, Inc., the guarantors party thereto, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent, as may be amended from time to time in accordance with the terms thereof.  For the avoidance of doubt, the ability to amend or modify the form of DIP Credit Agreement attached hereto as Exhibit C shall be governed by the terms thereof notwithstanding anything to the contrary contained in this Agreement as though the same had been executed on or prior to the date hereof.

(c)                                  “DIP Facility” means the $275 million term loan credit facility under the DIP Credit Agreement.

(d)                                 “DIP Term Sheet” means the DIP Term Sheet attached hereto as Exhibit B; provided, however, that, upon execution of the DIP Credit Agreement, all references to the DIP Term Sheet herein shall be deemed references to the DIP Credit Agreement.

(e)                                  “First Lien Lender Group” means the ad hoc group of lenders under the First Lien Credit Agreement represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Kaye Scholer LLP.

(f)                                   “Majority Consenting Lenders” means Consenting Lenders holding in the aggregate more than 66 2/3% of the aggregate principal amount of Loans (as defined in the First Lien Credit Agreement) held by the Consenting Lenders.

(g)                                  “Outside Date” means November 15, 2016.

(h)                                 “Transaction Expenses” means all reasonable and documented out-of-pocket fees and expenses of the First Lien Agent and the First Lien Lender Group (which fees and expenses in respect of professionals shall be limited to the fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Kaye Scholer LLP, Seward & Kissel, LLP, Houlihan Lokey, Inc., one local counsel for each of the First Lien Agent and the First Lien Lender Group,  and one operations or similar consultant (should the First Lien Lender Group and the lenders under the DIP Facility decide to engage one)) in connection with this Agreement, the Restructuring Documents and the transactions contemplated hereby and thereby.

Section 2.                                          Definitive Documentation.

2.01.                     Term Sheet.  The Plan shall embody the terms contained in, and shall be consistent with, the terms and conditions of the Restructuring set forth in the Term Sheet, which Term Sheet and all schedules thereto are expressly incorporated by reference and made part of this Agreement as if fully set forth herein.  Except as otherwise provided herein, neither this Agreement nor the Term Sheet nor any provision hereof or thereof may be modified, amended, waived or supplemented except in accordance with Section 6.17 hereof.

2.02.                     Restructuring Documents.

(a)                                 The definitive documents and agreements governing the Restructuring (collectively, the “Restructuring Documents”) shall consist of the following: (a) the DIP Credit Agreement and related documentation, including the motion seeking approval of the DIP Facility and authority to use cash collateral and grant adequate protection and the interim and final orders to be entered by the Bankruptcy Court approving such motion (respectively, the “Interim DIP Order” and the “Final DIP Order” and, together, the “DIP Order”), each as described in the DIP Term Sheet; (b) the motion seeking authority for the Company to assume this Agreement pursuant to sections 105(a) and 365 of the Bankruptcy Code and perform its obligations hereunder (the “RSA Assumption Motion”) and the order to be entered by the Bankruptcy Court approving the RSA Assumption Motion (the “RSA Assumption Order”); (c) the Plan (and all exhibits and supplements thereto consistent with the Term Sheet), it being acknowledged and agreed that a condition precedent to consummation of the Plan shall be that this Agreement remains in full force and effect; (d) the disclosure statement with respect to such Plan (the “Disclosure Statement”), the other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”), the motion to approve the Disclosure Statement and Solicitation Materials and the order to be entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Disclosure Statement Order”); (e) the order to be entered by the Bankruptcy Court confirming the Plan (the “Confirmation Order”) and pleadings in support of entry of the Confirmation Order; (f) those motions and proposed court orders that the Company files on or after the Petition Date and seeks to have heard on an expedited basis at the “first day hearing” (the “First Day Pleadings”); and (g) such other documents, pleadings, agreements or supplements as may be reasonably necessary or advisable to implement the Restructuring.

(b)                                 Each of the Restructuring Documents shall contain terms and conditions consistent in all material respects with this Agreement and the Term Sheet, and shall otherwise be in form and substance reasonably satisfactory to each of the Company and the Majority Consenting Lenders; it being acknowledged and agreed that the DIP Term Sheet and the form of DIP Credit Agreement attached hereto as Exhibit C is satisfactory to each Consenting Lender and the Company.

Section 3.                                          Support of Restructuring.

3.01.                     Agreements of the Parties.

(a)                                 Agreement to Support and Vote.  Each Party agrees that, subject to the terms of this Agreement (including the terms and conditions set forth in the Term Sheet and, in the case of the Company, Section 6.03 hereof), it shall take such steps as are reasonably necessary to support, achieve approval of and consummate the Restructuring (it being understood that the Consenting Lenders shall not be required to undertake any cost or expense in furtherance of the foregoing that is not paid by the Company pursuant to Section 6.15 hereof), including, without limitation:

(i)                                     negotiating the Restructuring Documents in good faith with each other and executing and/or delivering the Restructuring Documents (to the extent such Party is a party thereto);

(ii)                                 in the case of the Company, supporting and using commercially reasonable efforts to (A) complete the Restructuring and all transactions contemplated under this Agreement, including, without limitation, those described in the Term Sheet (and once filed, the Plan) in accordance with the deadlines specified in Section 5 below, (B) take any and all reasonably necessary actions in furtherance of the Restructuring and the transactions contemplated under this Agreement, including, without limitation, as set forth in the Term Sheet (and once filed, the Plan), (C) obtain any and all required regulatory and/or third-party approvals necessary to consummate the Restructuring and (D) operate its business in the ordinary course based on historical practices and the operations contemplated in the Company’s existing business plan (as may be updated in the ordinary course from time to time in consultation with the First Lien Lender Group, the “Business Plan”);

(iii)                             in the case of the Consenting Lenders, timely exercising any voting or approval rights under the First Lien Credit Agreement, governing documents or otherwise to direct the First Lien Agent (or other party, as applicable) to take such actions reasonably necessary to cause and support the consummation of the Restructuring;

(iv)                              in the case of the Consenting Lenders, subject to receipt by such Consenting Lenders of a Disclosure Statement and other Solicitation Materials in respect of the Plan, and approval by the Bankruptcy Court of such Disclosure Statement and Solicitation Materials as consistent with section 1125 of the Bankruptcy Code, timely voting, or causing to be voted, their Claims (including any Post-Effective Date Claims (as defined below)) to accept the Plan, by delivering their duly executed and completed ballots accepting the Plan; provided that such vote may be immediately revoked and deemed void ab initio by such Consenting Lender upon termination of this Agreement pursuant to the terms hereof; and

(v)                                 in the case of the Consenting Lenders, refraining from changing, revoking or withdrawing (or causing such change, revocation or withdrawal of) such vote or consent described in subsections (iii) and (iv) hereof.

(b)                                 Agreement Not to Interfere.  Each Party agrees, in the case of the Company, subject to Section 6.03 hereof, that it will not: (i) object to, delay, postpone, challenge, reject, oppose or take any other action that would reasonably be expected to prevent, interfere with, delay or impede, directly or indirectly, in any material respect, the approval, acceptance or implementation of the Restructuring on the terms set forth in the Term Sheet; (ii) directly or indirectly solicit, propose, file with the Bankruptcy Court, vote for or otherwise support or approve any plan of reorganization, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or its indebtedness other than the Plan (in each case, an “Alternative Transaction”); (iii) negotiate, enter into, consummate or otherwise participate in any Alternative Transaction or take any other action, including, but not limited to, initiating any legal proceeding or enforcing rights as holders of Claims, that is materially inconsistent with, or that would reasonably be expected to prevent or materially delay consummation of, the Restructuring; and (iv) in the case of the Consenting Lenders, object to or oppose, or support any other person’s efforts to object to or oppose, any motions filed by the Company that are not inconsistent with this Agreement, including any request by the Company to extend its exclusive periods to file the Plan and solicit acceptances thereof.  Notwithstanding the foregoing or anything else in this Agreement, the Company, directly or indirectly through any of its representatives or advisors, may participate in negotiations or discussions with any third party that has made an unsolicited proposal that the Company determines in accordance with Section 6.03 hereof could lead to an Alternative Transaction or expressed an interest in making a proposal that the Company determines in accordance with Section 6.03 hereof could lead to an Alternative Transaction (and the Company may, but is not obligated to, furnish to such third party non-public information relating to the Company pursuant to an executed confidentiality agreement); provided, however, that, if the Company receives an unsolicited proposal or expression of interest (whether orally or in writing) that the Company determines in accordance with Section 6.03 hereof could lead to an Alternative Transaction, the Company shall (x) promptly notify counsel to the First Lien Lender Group of the receipt of such proposal or expression of interest, with such notice to include the material terms thereof, including the identity of the person or group of persons making such proposal or expression of interest (whether orally or in writing) and (y) thereafter, keep counsel to the First Lien Lender Group informed of any negotiations, discussions, amendments, modifications or other changes relating to such proposal or expression of interest; and provided, further, that the Company shall not enter into any confidentiality agreement with a party proposing an Alternative Transaction without first requiring that such party consents to identifying and providing to counsel to the First Lien Lender Group the information contemplated under this Section 3.01(b).  The Company shall promptly furnish counsel to the First Lien Lender Group with copies of any written offer relating to an Alternative Transaction.

(c)                                  Good Faith Cooperation; Further Assurances; Restructuring Documentation.  The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of all matters concerning the implementation and consummation of the Restructuring.  Notwithstanding anything to the contrary contained herein, the agreement of the Parties to consummate the Restructuring shall be subject to the completion of all necessary definitive documentation, including the Restructuring Documents.  The Company acknowledges and agrees that it will provide advance draft copies of all Restructuring Documents and any other material motions, applications and other documents that the Company intends to file with the Bankruptcy Court at least two (2) business days prior to the date when the Company intends to file any such pleading or other document (and, if not reasonably practicable, as soon as reasonably practicable prior to filing) to counsel to the First Lien Lender Group and shall consult to the extent practicable under the circumstances then present in good faith with such counsel regarding the form and substance of any such proposed filing; provided, however, that, subject to any applicable confidentiality restrictions, the Company shall deliver unredacted versions of any sealed documents or pleadings or any documents or pleadings for which the Company is seeking or intends to seek sealed treatment to counsel to the First Lien Lender Group on a “Professional Eyes Only” basis.

(d)                                 Direction to First Lien Agent.  Each Consenting Lender agrees that this Agreement shall be deemed a direction to the First Lien Agent: (i) to take all actions consistent with this Agreement to support pursuit of and consummation of the Restructuring and the transactions contemplated by the definitive documents relating thereto; (ii) to the extent applicable to it, to take or refrain from taking such actions as are set forth in Sections 3.01(b) and 3.01(c) above, consistent with the Consenting Lenders’ obligations set forth herein; and (iii) to use all authority under the First Lien Credit Agreement to bind all First Lien Lenders party thereto to the Restructuring and any definitive documents relating thereto, including the Restructuring Documents, to the extent applicable.

(e)                                  Participation in the Bankruptcy Cases.  The foregoing clauses (a) through (e) of this Section 3 will not limit any Party’s rights to (i) appear and participate as a party in interest in any matter to be adjudicated in the Bankruptcy Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement, or (ii) enforce any rights under this Agreement.

Section 4.                                          Representations, Warranties, and Covenants.  Each of the applicable Parties represents, warrants, and covenants as to itself only, severally and not jointly, to each other Party, as of the Effective Date, as follows (each of which is a continuing representation, warranty, and covenant):

4.01.                     Enforceability.  It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as may be limited by applicable laws relating to or limiting creditors’ rights generally (including the Bankruptcy Code) or by equitable principles or a ruling of the Bankruptcy Court and, with respect to the Company from and after the Petition Date, subject to Bankruptcy Court approval.

4.02.                     No Consent or Approval.  Except as expressly provided in this Agreement or in the Bankruptcy Code (including, with respect to the Company from and after the Petition Date, the approval of the Bankruptcy Court), no registration or filing with, consent or approval of, or notice to, or other action is required by any other person or entity in order for it to carry out the Restructuring in accordance with the Term Sheet or to perform its respective obligations under this Agreement.

4.03.                     Power and Authority.  It has all requisite power and authority to enter into this Agreement and, subject to the Company obtaining necessary Bankruptcy Court approvals from and after the Petition Date, to carry out the Restructuring and to perform its respective obligations under this Agreement.

4.04.                     Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part (subject with respect to the Company from and after the Petition Date, the approval of the Bankruptcy Court).  The Company further represents and warrants that the respective boards of directors (or such other governing body) for Arch Coal and each of the Guarantors has approved, by all requisite action, all of the terms of the Restructuring set forth in the Term Sheet.

4.05.                     No Conflict.                              The execution, delivery and performance by it of this Agreement does not: (a) violate any provision of law, rule or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational document); or (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material contractual obligation to which it is a party.

4.06.                     Ownership by Parties.

(a)         Consenting Lender Representations and Warranties.  Each Consenting Lender represents and warrants to each of the other Parties that, as of the date such Party executes this Agreement, Transferee Joinder or Additional Party Joinder, as applicable: (i) it either (1) is the sole legal and beneficial owner of the aggregate principal amount of Claims set forth on its signature page, in each case free and clear of any pledge, lien, security interest, charge, claim, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind, in each case that is reasonably expected to adversely affect such Consenting Lender’s performance of its obligations contained in this Agreement, or (2) has investment or voting discretion or control with respect to discretionary accounts for the holders or beneficial owners of the aggregate principal amount of Claims set forth on its signature page and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement; (ii) it has full power and authority to vote on and consent to all matters concerning the Claims set forth on its signature page and to exchange, assign, and transfer such Claims; (iii) it is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, or (2) an institutional accredited investor as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act; (iv) any securities acquired by a Consenting Lender in connection with the Restructuring described herein and in the Term Sheet will be acquired for investment purposes and not with a view to distribution; (v) it has made no prior assignment, sale, participation, grant, conveyance or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Claims that is inconsistent with the representations and warranties of such Consenting Lender herein or would render such Consenting Lender otherwise unable to comply with this Agreement and perform its obligations hereunder; and (vi) it is not relying on the Company for any legal or financial advice.

(b)         Company Representation and Warranties.  The Company represents and warrants that: (i) Arch Coal is the direct or indirect record and beneficial holder of all of the equity interests in each other Guarantor signatory hereto; (ii) all of such equity interests have been duly authorized and are validly issued, fully paid and non-assessable, free and clear of any liens, claims and encumbrances of any kind (other than liens, claims and encumbrances granted for the benefit of the First Lien Lenders under the First Lien Credit Agreement, or as permitted under the First Lien Credit Agreement) and have been issued in compliance with applicable law; (iii) none of the equity interests in the Company are subject to, or have been issued in violation of, preemptive or similar rights; and (iv) no voting trusts, proxies, or other agreements or understandings exist with respect to the voting equity interests of any Company signatory hereto.

For purposes of this Section 4.06, “equity interests” means any: (a) partnership interests; (b) membership interests or units; (c) shares of capital stock; (d) other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity; (e) subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities; (f) securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities; or (g) other interest classified as an equity security.

4.07.                     Restrictions on Transfers.

(a)                                 Transfer of Claims.  Each Consenting Lender party hereto agrees that it shall not, directly or indirectly, in whole or in part, sell, contract to sell, give, assign, participate, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (each, a “Transfer”) any of its Claims or any right or interest (voting or otherwise) therein (including granting any proxies, depositing any Claims into a voting trust or entering into a voting agreement with respect to any Claims); provided, however, that any Consenting Lender may Transfer any of its Claims or Post-Effective Date Claims (as defined below) to any person or entity (so long as such Transfer is not otherwise prohibited by any order of the Bankruptcy Court) that (i) agrees in writing, in substantially the form attached hereto as Exhibit D (a “Transferee Joinder”), to be bound by the terms of this Agreement (each such transferee, a “Transferee Lender”) or (ii) is a Consenting Lender, provided, that upon any purchase, acquisition or assumption by any Consenting Lender of any Claims, such Claims shall automatically be deemed to be subject to the terms of this Agreement.  Subject to the terms and conditions of any order of the Bankruptcy Court, the transferring Consenting Lender shall provide Arch Coal and the First Lien Agent with a copy of any Transferee Joinder executed by such Transferee Lender within two (2) business days following such execution in which event (A) the Transferee Lender shall be deemed to be a Consenting Lender hereunder with respect to all of its owned or controlled Claims and rights or interests (voting or otherwise) and (B) the transferor Lender shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement solely to the extent of such transferred Claims.  With respect to Claims held by the relevant Transferee Lender upon consummation of a Transfer, such Transferee Lender is deemed to make all of the representations and warranties of a Consenting Lender set forth in this Agreement.  Any Transfer of any Consenting Lender’s claim that does not comply with the foregoing shall be deemed void ab initio and the Company and each other Consenting Lender shall have the right to enforce the voiding of such Transfer.  The restrictions in this Section 4.07 are in addition to any Transfer restrictions in the First Lien Credit Agreement and, in the event of a conflict, the Transfer restrictions contained in this Agreement shall control.

(b)                                 Qualified Marketmaker Transfers.  Notwithstanding the provisions of Section 4.07(a) hereof: (i) a Consenting Lender may Transfer any right, title, or interest in its Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Consenting Lender only if such Qualified Marketmaker has purchased such Claims with a view to immediate resale of such Claims (by purchase, sale, assignment, transfer, participation or otherwise) as soon as reasonably practicable, and in no event later than the earlier of (A) one (1) business day prior to any voting deadline established by the Bankruptcy Court with respect to the Plan (solely if such Qualified Marketmaker acquires such Claims prior to such voting deadline) and (B) twenty (20) business days of its acquisition to a Transferee Lender that is or becomes a Consenting Lender (by executing a Transferee Joinder in accordance with Section 4.07(a)); and (ii) to the extent that a Consenting Lender is acting in its capacity as a Qualified Marketmaker, it may Transfer or participate any right, title, or interest in any Claims that the Qualified Marketmaker acquires from a holder of such Claims who is not a Consenting Lender without the requirement that the transferee be or become a Consenting Lender.  Notwithstanding the foregoing, (w) if at the time of a proposed Transfer of any Claim to the Qualified Marketmaker in accordance with the foregoing, the date of such proposed Transfer is the voting deadline established by the Bankruptcy Court with respect to the Plan, the proposed transferor Consenting Lender shall first vote such Claim in accordance with the requirements of Section 3.01(a) hereof prior to any Transfer or (x) if, after a transfer in accordance with this Section 4.07(b), a Qualified Marketmaker is holding a Claim on the voting deadline established by the Bankruptcy Court with respect to the Plan, such Qualified Marketmaker shall vote such Claim in accordance with the requirements of Section 3.01(a) hereof.  For these purposes, a “Qualified Marketmaker” means an entity that: (y) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company and its affiliates (including debt securities or other debt) or enter into with customers long and short positions in claims against the Company and its affiliates (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Company and its affiliates; and (z) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).  A Qualified Marketmaker acting in such capacity may purchase, sell, assign, transfer, or participate any Claims against or interests in the Company other than Claims held by a Consenting Lender without any requirement that the transferee be or become subject to this Agreement.

4.08.                     Additional Claims.  Nothing herein shall be construed to restrict a right to acquire Claims after the Effective Date (defined below).  To the extent any Consenting Lender acquires any Claims after the Effective Date (such Claims, the “Post-Effective Date Claims”), each such Consenting Lender agrees that such acquired Post-Effective Date Claims shall be automatically subject to this Agreement and that such Consenting Lender shall be bound by and subject to this Agreement with respect to such acquired Post-Effective Date Claims.  A Consenting Lender may sell or assign any Post-Effective Date Claims, subject to Section 4.07, and provided that any Post-Effective Date Claims that are sold or assigned shall remain subject to this Agreement.

4.09.                     Additional Lender Parties.  Any First Lien Lender may, at any time after the Effective Date, become a party to this Agreement as a Consenting Lender (an “Additional Lender Party”) by executing a joinder agreement substantially in the form attached as Exhibit E hereto, pursuant to which such Additional Lender Party will agree to be bound by the terms of this Agreement as a Consenting Lender hereunder.

Section 5.                                          Termination.

5.01.                     Mutual Termination.  This Agreement and the obligations hereunder may be terminated by mutual written consent to terminate this Agreement among: (i) the Company and (ii) the Majority Consenting Lenders.

5.02.                     Consenting Lender Termination.  This Agreement and the obligations hereunder may be terminated by the Majority Consenting Lenders immediately upon the occurrence or, to the extent notice is specifically required as set forth below, upon the giving of notice thereof to the Company at any time after the occurrence, and during the continuation of, any of the following events (each, a “Consenting Lender Termination Event”), which Consenting Lender Termination Event may be waived in accordance with Section 6.17 hereof; provided, however, that, prior to the entry of the RSA Assumption Order, the occurrence of a Consenting Lender Termination Event shall result in the automatic termination of this Agreement and the obligations hereunder unless waived in accordance with Section 6.17 hereof:

(a)                                 the Bankruptcy Court shall have entered an order dismissing any of the Bankruptcy Cases or converting any of the Bankruptcy Cases to a case or cases under chapter 7 of the Bankruptcy Code;

(b)                                 an order denying confirmation of the Plan shall have been entered by the Bankruptcy Court or the Confirmation Order shall have been reversed, vacated or otherwise materially modified in a manner inconsistent with this Agreement or the Plan without the prior written consent of the Majority Consenting Lenders;

(c)                                  any court of competent jurisdiction shall have entered a judgment or order declaring the Restructuring, this Agreement, or any material portion hereof to be unenforceable or illegal and such judgment or order is not stayed, dismissed, vacated or modified within five (5) business days following notice thereof to the Company by the Majority Consenting Lenders; provided, however, that (i) if such entry has been made at the request of any of the Consenting Lenders, then a Consenting Lender Termination Event shall not be deemed to have occurred with respect to such judgment or order other than as may be explicitly set forth in such order or judgment and (ii) in the case of a stay, upon such judgment or order becoming unstayed and five (5) business days’ notice thereof to the Company by the Majority Consenting Lenders, a Consenting Lender Termination Event shall be deemed to have occurred;

(d)                                 5:00 P.M. Eastern Time on January 15, 2016, if on or before such date the Petition Date has not occurred;

(e)                                  Arch Coal or any Guarantor makes an assignment for the benefit of creditors;

(f)                                   Arch Coal or any Guarantor makes any interest payment provided for under any of the indentures for the second lien or the unsecured notes issued by Arch Coal or any Guarantor;

(g)                                  the Company fails to comply with or achieve the following deadlines:

(i)                                     no later than five (5) days after the Petition Date, entry of the Interim DIP Order, which Interim DIP Order shall be in form and substance reasonably satisfactory to the Majority Consenting Lenders;

(ii)                                  no later than ten (10) days after the Petition Date, file the RSA Assumption Motion; and

(iii)                             no later than forty-five (45) days after the Petition Date, entry of the RSA Assumption Order, which RSA Assumption Order shall be in form and substance reasonably satisfactory to the Majority Consenting Lenders;

(iv)                              no later than forty-five (45) days after the Petition Date, entry of the Final DIP Order, which Final DIP Order shall be in form and substance reasonably satisfactory to the Majority Consenting Lenders;

(v)                                 no later than sixty (60) days after the Petition Date, delivery to the First Lien Lender Group of an updated business plan that is reasonably acceptable to the Majority Consenting Lenders;

(vi)                              no later than ninety (90) days after the Petition Date, the filing of the Plan and Disclosure Statement, which Plan and Disclosure Statement shall provide for the consummation of the Restructuring provided for in the Term Sheet and each of which otherwise shall be in form and substance reasonably satisfactory to the Majority Consenting Lenders;

(vii)                           no later than sixty (60) days after the filing of the Plan with the Bankruptcy Court, obtain approval of the Disclosure Statement Order, which Disclosure Statement Order shall be in form and substance reasonably satisfactory to the Majority Consenting Lenders;

(viii)                        no later than ninety (90) days after entry of the Disclosure Statement Order, obtain entry of the Confirmation Order, which Confirmation Order shall be in form and substance reasonably satisfactory to the Majority Consenting Lenders; and

(ix)                              no later than fifteen (15) days after entry of the Confirmation Order by the Bankruptcy Court substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan shall have occurred;

(h)                                 the filing by the Company of any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement and the Term Sheet, and such motion or pleading is not withdrawn within five (5) business days’ notice thereof by the Majority Consenting Lenders to the Company (or, in the case of a motion that has already been approved by an order of the Bankruptcy Court at the time the Company is provided with such notice by the Majority Consenting Lenders, such order is not stayed, reversed or vacated within five (5) business days of such notice); provided, however, that, in the case of a stay, upon such judgment or order becoming unstayed and five (5) business days’ notice thereof to the Company by the Majority Consenting Lenders, a Consenting Lender Termination Event shall be deemed to have occurred;

(i)                                     the Bankruptcy Court grants relief that is inconsistent in any material respect with this Agreement or the Restructuring and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement and the Restructuring within five (5) business days following notice thereof to the Company by the Majority Consenting Lenders;

(j)                                    the occurrence of an “Event of Default” (as defined in the DIP Credit Agreement) under the DIP Facility that has not been waived or timely cured in accordance therewith; provided, however, that if such occurrence is primarily the result of a breach by any Consenting Lender, then such Consenting Lender shall not be entitled to exercise the Consenting Lender Termination Event with respect to such occurrence;

(k)                                 any of the following shall have occurred:  (a) the Company or any affiliate of the Company shall have filed any motion, application, adversary proceeding or cause of action (1) challenging the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of the Claims of the First Lien Lenders or the liens securing such Claims, or (2) otherwise seeking to impose liability upon or enjoin the First Lien Lenders; or (b) the Company or any affiliate of the Company shall have supported any application, adversary proceeding or cause of action referred to in the immediately preceding clause (a) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding or cause of action;

(l)                                     the Company withdraws or revokes the Plan or files, publicly proposes or otherwise supports, or fails to actively oppose, any (i) Alternative Transaction or (ii) amendment or modification to the Restructuring containing any terms that are materially inconsistent with the implementation of, and the terms set forth in, the Term Sheet unless such amendment or modification is otherwise consented to in accordance with Section 6.17 hereof;

(m)                             on or after the Effective Date, the Company engages in any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside the ordinary course of business, other than: (i) the commencement of the Bankruptcy Cases or other bankruptcy or similar proceeding; or (ii) following the Petition Date, as permitted under the DIP Facility;

(n)                                 an extraordinary event occurs that is not contemplated in either (i) the Business Plan or (ii) the Company’s most recent 13-Week Projection (as defined in the DIP Credit Agreement) provided to the Prepetition Agent pursuant to the DIP Order, and, in each case, such event has or could reasonably be expected to have a material adverse effect on the business, assets, financial condition or prospects of the Company; provided, however, that, prior to the entry of the Interim DIP Order, the 13-Week Projection referred to in clause (ii) hereof shall refer to the 13-week cash flow forecast dated December 4, 2015 provided to certain of the First Lien Lenders;

(o)                                 the Restructuring Documents and any amendments, modifications or supplements thereto filed by the Company include terms that are not consistent in all material respects with this Agreement and the Term Sheet and such filing has not been modified or withdrawn within five (5) business days after notice thereof has been given by the Majority Consenting Lenders to the Company;

(p)                                 the material breach by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth in this Agreement, and such breach shall continue unremedied for a period of five (5) business days after notice thereof has been given by the Majority Consenting Lenders, to the Company;

(q)                                 the Bankruptcy Court shall have entered an order pursuant to Section 1104 of the Bankruptcy Code appointing a trustee, receiver or an examiner with expanded powers to operate and manage any of the Company’s businesses;

(r)                                    the Company loses the exclusive right to file and solicit acceptances of a chapter 11 plan; or

(s)                                   the failure of the Company to pay the fees and expenses of the First Lien Agent and the First Lien Lender Group in accordance with this Agreement and the DIP Order, which failure shall continue unremedied for a period of three (3) business days after notice thereof has been given by the Majority Consenting Lenders to the Company.

The Company hereby acknowledges and agrees that the termination of this Agreement and the obligations hereunder as a result of a Consenting Lender Termination Event, and the delivery of any notice by the Majority Consenting Lenders pursuant to any of the provisions of this Section 5.02 shall not violate the automatic stay imposed in connection with the Bankruptcy Cases.

5.03.                     Term Sheet or Plan Termination.  Notwithstanding anything herein to the contrary, this Agreement and the obligations hereunder may be terminated as to any Consenting Lender by such Consenting Lender if the treatment set forth in the “First Lien Deficiency Claims; Second Lien Debt Claims; Unsecured Bondholder Claims and Other General Unsecured Claims” section of the Term Sheet (or the corresponding provisions of the Plan) is amended or modified in accordance with 6.17 hereof by Consenting Lenders holding in the aggregate less than 80% of the aggregate principal amount of Loans held by the Consenting Lenders.

5.04.                     Outside Date Termination.  This Agreement and the obligations hereunder may be terminated as to any Consenting Lender by such Consenting Lender if the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan has not occurred by the Outside Date.

5.05.                     Company Termination.  This Agreement and the obligations hereunder may be terminated by the Company upon the giving of notice thereof to the Consenting Lenders upon the occurrence of any of the following events (a “Company Termination Event”), which Company Termination Event may be waived in accordance with Section 6.17 hereof:

(a)                                 the Bankruptcy Court shall enter an order dismissing the Bankruptcy Cases or converting the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code;

(b)                                 the Confirmation Order is reversed, vacated or otherwise materially modified in a manner inconsistent with this Agreement or the Plan without the consent of the Company;

(c)                                  any court of competent jurisdiction enters a judgment or order declaring the Restructuring, this Agreement, or any material portion hereof to be unenforceable or illegal and such judgment or order is not dismissed, vacated or modified within five (5) business days following notice thereof to the Company by Majority Consenting Lenders;

(d)                                 any of the covenants of the Consenting Lenders in this Agreement is breached in any material respect by (i) any Consenting Lender and such breach has a material adverse effect on the Company or the ability to consummate the Restructuring or (ii) Consenting Lenders holding in the aggregate more than 50% of the aggregate principal amount of the Loans held by the Consenting Lenders, and, in each case, such breach is not cured within five (5) business days after receipt of notice from the Company to the Consenting Lenders of such breach; or

(e)                                  the board of directors of Arch Coal reasonably determines in good faith, after consulting with outside legal counsel, that the continued performance by the Company under this Agreement would be inconsistent with the exercise of its fiduciary duties under, or contravene, applicable law, including because the board’s fiduciary duties require it to direct the Company to accept a proposal for an Alternative Transaction; provided that Arch Coal provides written notice of such determination (along with a detailed explanation of the reasoning that led to the determination) to the Consenting Lenders within five (5) business days after the date thereof.

5.06.                     Effect of Termination.  Upon termination of this Agreement, (a) this Agreement shall be of no further force and effect and each Party shall be released from its commitments, undertakings and agreements under or related to this Agreement, and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement; (b) any and all consents or votes tendered by the Parties prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with this Agreement, the Restructuring, the Plan or otherwise; and (c) if Bankruptcy Court permission shall be required for a Consenting Lender to change or withdraw (or cause to be changed or withdrawn) its vote in favor of the Plan, no Party to this Agreement shall oppose any attempt by such Party to change or withdraw (or cause to be changed or withdrawn) such vote.  Nothing in this Section 5.06 shall relieve any Party from (i) liability for such Party’s breach of such Party’s obligations hereunder or (ii) obligations under this Agreement that expressly survive termination of this Agreement pursuant to Section 6.28 hereof.

Section 6.                                          Miscellaneous.

6.01.                     Agreement Effective Date.  This Agreement shall become effective and binding upon each of the Parties as of the date (the “Effective Date”) when (a) the First Lien Agent and the Company each have received executed signature pages to this Agreement from (i) the Company, and (ii) First Lien Lenders holding in the aggregate more than 50% of the aggregate principal amount of the Loans; and (b) the Company shall have paid all outstanding invoices for Transaction Expenses as provided for in Section 6.15 hereof.

6.02.                     No Solicitation. This Agreement is not and shall not be deemed to be a solicitation for votes for the acceptance of the Plan (or any other chapter 11 plan) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise or a solicitation to tender or exchange any securities.  The acceptance of the Plan by the Consenting Lenders will not be solicited until the Consenting Lenders have received the Disclosure Statement and related ballots, all as approved by the Bankruptcy Court.

6.03.                     Company Fiduciary Duties.  Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require the Company or any directors, officers or members of the Company, in such person’s capacity as a director, officer or member of the Company, to take any action, or to refrain from taking any action, that would breach, or be inconsistent with, its or their fiduciary obligations under applicable law, and (ii) to the extent that such fiduciary obligations require the Company or any directors, officers or members of the Company to take any such action, or refrain from taking any such action, they may do so without incurring any liability to any Party under this Agreement; provided, however, that nothing in this Section 6.03 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Consenting Lender Termination Event that may arise as a result of any such action or omission.

6.04.                     Purpose of Agreement.  Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning the Restructuring.

6.05.                     Complete Agreement.  This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements, oral or written, between the Parties with respect thereto, to the maximum extent they relate in any way to the subject matter hereof; provided that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and any Consenting Lender shall continue in full force and effect in accordance with and only to the extent of their respective terms.  No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

6.06.                     Admissibility of this Agreement.  Each Party agrees that this Agreement, the Term Sheet and all documents, agreements and negotiations relating thereto (including any prior drafts of any of the foregoing) shall not, pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, be admissible into evidence or constitute an admission or agreement in any proceeding involving a Party; provided, however, that the final execution versions of this Agreement and the Exhibits thereto may be admissible into evidence or constitute an admission or agreement in any proceeding to enforce the terms of this Agreement, obtain entry of the RSA Assumption Order by the Bankruptcy Court and/or support the solicitation, confirmation and consummation of the Restructuring.

6.07.                     Representation by Counsel.  Each Party acknowledges that it has been represented by counsel (or had the opportunity to be so represented and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.  This Agreement is the product of arms’ length negotiations among the Parties and its provisions shall be interpreted in a neutral manner and one intended to effect the intent of the Parties.  None of the Parties shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

6.08.                     Independent Due Diligence and Decision-Making.  Each Party confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

6.09.                     Several, Not Joint, Obligations.  The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint, including among the various Consenting Lenders.

6.10.                     Parties, Succession and Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.  No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as otherwise expressly provided herein.  Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties (and those permitted assigns under Section 4.07), any benefit or any legal or equitable right, remedy or claim under this Agreement.

6.11.                     No Waiver of Participation and Reservation of Rights.  Except as expressly provided in this Agreement, nothing herein is intended to, nor does, in any manner waive, limit, impair, or restrict any right of any Party or the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, Claims against and interests in the Company.  If the Restructuring is not consummated, or following the occurrence of a Consenting Lender Termination Event, a Company Termination Event or the termination of this Agreement, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and the Parties expressly reserve any and all of their respective rights.

6.12.                     No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except as expressly set forth in this Agreement.

6.13.                     Specific Performance.  Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement would cause the other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party hereto agrees that in the sole event of any breach, the other Parties shall be entitled to seek the remedy of specific performance and injunctive or other equitable relief (including attorney’s fees and costs) to enforce such covenants and agreements, in addition to any other remedy to which such nonbreaching Party may be entitled, at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.  Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.13, and each Party (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) shall cooperate fully in any attempt by the other Party to obtain such equitable relief.

6.14.                     Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

6.15.                     Transaction Expenses.  To the extent not paid pursuant to the DIP Order or the First Lien Credit Agreement, the Company agrees to pay on demand (and in any event no later than ten (10) days following receipt of an invoice) the Transaction Expenses, without the need for any party to file a fee application or otherwise seek Bankruptcy Court approval of such Transaction Expenses (whether incurred prior to, on or after the Petition Date), but subject to any procedural requirements set forth in the DIP Order.  All such Transaction Expenses incurred and invoiced up to the Petition Date shall be paid in full prior to the Petition Date (without deducting any retainers).

6.16.                     Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Delivery of an executed copy of this Agreement shall be deemed to be a certification by each person executing this Agreement on behalf of a Party that such person and Party has been duly authorized and empowered to execute and deliver this Agreement and each other Party may rely on such certification.  Delivery of any executed signature page of this Agreement by telecopier, facsimile or electronic mail shall be as effective as delivery of a manually executed signature page of this Agreement.

6.17.                     Amendments and Waivers.

(a)                                 Any amendment or modification of any term or provision of this Agreement or the Restructuring and any waiver of any term or provision of this Agreement or of the Restructuring or of any default, misrepresentation, or breach of warranty or covenant hereunder shall not be valid unless the same shall be (i) in writing and signed by the Company and the Majority Consenting Lenders or (ii) confirmed by email by both counsel to the Company and counsel to the First Lien Lender Group representing that it is acting with the authority of the Majority Consenting Lenders; provided, however, that any amendment or modification to the definition of “Outside Date” or to Sections 5.03 or 5.04 shall not be valid without the prior written consent of each Consenting Lender.

(b)                                 In determining whether any consent or approval has been given or obtained by the Majority Consenting Lenders, any Loans held by any then-existing Consenting Lender, as applicable, that is in material breach of its covenants, obligations or representations under this Agreement shall be excluded from such determination, and the Loans held by such Consenting Lender, as applicable, shall be treated as if they were not outstanding.

(c)                                  Any waiver shall not be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant.

(d)                                 The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party with its obligations hereunder shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(e)                                  Notwithstanding anything to the contrary in this Section 6.17, no amendment, modification or waiver of any term or provision of this Agreement or the Restructuring shall be effective with respect to any Consenting Lender without such Consenting Lender’s prior written consent to the extent such amendment, modification or waiver (i) materially affects such Consenting Lender (in its capacity as a First Lien Lender) in a manner that is disproportionately adverse to such Consenting Lender in relation to the other Consenting Lenders or (ii) imposes a material obligation, cost or liability upon such Consenting Lender.

(f)                                   Notwithstanding the foregoing provisions of this Section 6.17, no written waiver shall be required of the Company in the case of a waiver of a Consenting Lender Termination Event.

6.18.                     Notices.  All notices hereunder shall be in writing and delivered by email, facsimile, courier or registered or certified mail (return receipt requested) to the email address, address or facsimile number (or at such other address or facsimile number as shall be specified by like notice) as set forth on Exhibit F hereto.  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile or email, shall be deemed given when sent, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next business day for the recipient.

6.19.                     Construction.  Unless otherwise specified, references in this Agreement to any Section or clause refer to such Section or clause as contained in this Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section or clause contained in this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.

6.20.                     Ratification; Waiver of Defenses; and Release.

(a)         The Company hereby: (i) acknowledges that, as of the Effective Date, (w) Arch Coal is indebted and liable to the First Lien Lenders in an aggregate amount equal to the principal sum of $1,886,125,000.00, in respect of loans made by the First Lien Lenders pursuant to and in accordance with the First Lien Credit Agreement plus accrued but unpaid interest (which shall continue to accrue at the rate identified in the First Lien Credit Agreement), plus the costs and expenses, including any attorneys’, accountants’, appraisers’ and financial advisors’ fees, in each case, that are chargeable or reimbursable under the Loan Documents, plus all other

Obligations (as such term is defined in the First Lien Credit Agreement) owing under the First Lien Credit Agreement (collectively, the “Existing Obligations) all without offset, counterclaims or defenses of any kind; and (ii) admits the validity and enforceability of the First Lien Credit Agreement and the other Loan Documents, including the validity and enforceability of the liens and security interests granted thereunder.  Each Guarantor hereby confirms and acknowledges that, as of the Effective Date, it is validly indebted for the payment in full of all Existing Obligations, which it has guaranteed, without defense, counterclaim, offset, cross-complaint or demand of any kind or nature whatsoever.  Except as specifically set forth herein, nothing shall alter, amend, modify or extinguish the obligation of the Company to repay the Existing Obligations. The RSA Assumption Order shall provide that with respect to all other parties in interest, including, without limitation, any official committee of unsecured creditors appointed in the Bankruptcy Cases and any other person or entity acting on behalf of the Company, this Section 6.20(a) shall be binding on such parties at the time and to the extent provided for in the applicable paragraphs of the DIP Order.

(b)         Release.  Arch Coal and each Guarantor (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the First Lien Agent and each of the First Lien Lenders, and each of their respective subsidiaries, officers, directors, managers, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals and the respective successors and assigns thereof, in each case, in their respective capacity as such (collectively hereinafter the “Released Parties”), from any and all obligations and liabilities to the Releasing Parties (and their successors and assigns) and from any and all claims, counterclaims, demands, debts, accounts, contracts, liabilities, actions and causes of action arising prior to the Effective Date of any kind, nature or description, whether known or unknown, matured or unmatured, foreseen or unforeseen or liquidated or unliquidated, arising in law or equity or upon contract or tort or under any state or federal law or otherwise, arising out of or related to the First Lien Credit Agreement or any of the other Loan Documents (as defined in the First Lien Credit Agreement),  the obligations owing and the financial obligations made thereunder, the negotiation thereof and of the deal reflected thereby, and the obligations and financial obligations made thereunder, in each case that Arch Coal or any of the Guarantors at any time had, now have or may have, or that their successors or assigns hereafter can or may have against any of the Released Parties for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time on or prior to the Effective Date.  The RSA Assumption Order shall provide that, with respect to all other parties in interest, including, without limitation, any official committee of unsecured creditors appointed in the Bankruptcy Cases and any other person or entity acting on behalf of the Company, this Section 6.20(b) shall be binding on such parties at the time and to the extent set forth in the applicable paragraphs of the DIP Order.

6.21.                     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction the remaining terms and provisions hereof.

6.22.                     Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.

6.23.                     Incorporation of Schedules and Exhibits.  The exhibits and schedules attached hereto and identified in this Agreement are incorporated herein by reference and made a part hereof.

6.24.                     WAIVER OF TRIAL BY JURY.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.25.                     Submission to Jurisdiction.  By its execution and delivery of this Agreement, subject to the commencement of the Bankruptcy Cases, each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court for purposes of any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby.  At any time prior to the filing of the Bankruptcy Cases, each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state or federal courts located within in the Borough of Manhattan, the City of New York in the State of New York for purposes of any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby.  Each Party irrevocably waives, to the fullest extent permitted by applicable laws, any objection it may have now or hereafter to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum.

6.26.                     GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

6.27.                     Conflicts.  In the event the terms and conditions set forth in the Term Sheet and in this Agreement are inconsistent, the Term Sheet shall control.  In the event of any conflict among the terms and provisions of the Plan, this Agreement and the Term Sheet, the terms and provisions of the Plan shall control.  In the event of any conflict among the terms and provisions of the Confirmation Order, the Plan, this Agreement and the Term Sheet, the terms of the Confirmation Order shall control.  Notwithstanding the foregoing, nothing contained in this Section 6.27 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

6.28.                     Survival.  Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 6 and Section 5.06 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

Section 7.                                          Disclosure.  The Consenting Lenders hereby consent to the disclosure of the execution and contents of this Agreement by the Company in the RSA Assumption Motion, the Plan, the Disclosure Statement, the other documents required to implement the Restructuring and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission or as required by law or regulation; provided, however, that the Company shall not, without the applicable Consenting Lender’s prior consent, (a) use the name of any Consenting Lender or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or public filing or (b) disclose the holdings of any Consenting Lender to any person; provided, that, the Company shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, the Claims held by the Consenting Lenders.  The Company and counsel to the First Lien Lender Group shall (a) consult with each other before issuing any press release or otherwise making any public statement or filing with respect to the transactions contemplated by this Agreement, (b) provide to the other for review a copy of any such press release or public statement or filing and (c) not issue any such press release or make any such public statement or filing prior to such consultation and review and the receipt of the prior consent of the other Party, unless required by applicable law or regulations of any applicable stock exchange or governmental authority, in which case, the Party required to issue the press release or make the public statement or filing shall, prior to issuing such press release or making such public statement or filing, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such press release or public statement or filing to the extent practicable.  The Company shall cause the signature pages attached to this Agreement to be redacted so as to exclude the identities of the Consenting Lenders and amount of Claims held by each Consenting Lender to the extent this Agreement is filed on the docket maintained in the Bankruptcy Cases, posted on the Company’s website(s), or otherwise made publicly available.

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